Execution Copy

                 Executive Employment Agreement

     This Executive Employment Agreement ("Agreement") between
Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the
"Company"), and Richard C. Adkerson (the "Executive") is dated effective as of April 30, 2001 (the "Agreement Date").

                      W I T N E S S E T H:

     WHEREAS, the Executive currently serves as an officer of the Company;

     WHEREAS, pursuant to the terms of this Agreement, the Company desires to retain the services of the Executive and the Executive desires to continue to provide services to the Company;

     WHEREAS, during the course of providing services to the Company, the Executive has or will have received extensive and unique knowledge of, experience in and access to resources involving, the Mining Business (as defined below) at a substantial cost to the Company, which Executive acknowledges has enhanced or substantially will enhance Executive's skills and knowledge in such business;

     WHEREAS, during the course of providing services to the Company, Executive has had and will continue to have access to valuable oral and written information, knowledge and data relating to the business and operations of the Company and its subsidiaries that is non-public, confidential or proprietary in nature and is particularly useful in the Mining Business; and

     WHEREAS, in view of the opportunities provided by the Company to Executive, the cost thereof to the Company, and the need for the Company to be protected against disclosures by Executive of the Company's and its subsidiaries' trade secrets and other non-public, confidential or proprietary information, the Company and Executive desire, among other things, to prohibit Executive from disclosing or utilizing, outside the scope of his employment with the Company, any non-public, confidential or proprietary information, knowledge and data relating to the business and operations of the Company or its subsidiaries received by Executive during the course of his employment, and to restrict the ability of Executive to compete with the Company or its subsidiaries for a limited period of time.

     NOW, THEREFORE, for and in consideration of the continued employment of Executive by the Company and the payment of salary, benefits and other compensation to Executive by the Company, the parties hereto agree as follows:

                           Article I
                      Employment Capacity

     1. Capacity and Duties of Executive. The Executive is employed by the Company to render services on behalf of the Company as President. The Executive will perform such duties as are assigned to the individual holding the title or titles held by him from time to time in the Company's By-laws and such other duties as may be prescribed from time to time by the Chairman of the Board and Chief Executive Officer or the Company's Board of Directors (the "Board"), which duties shall be consistent with the position of President.

     2. Devotion to Responsibilities. The Executive will devote significant business time to the business of the Company, will use his best efforts to perform faithfully and efficiently his duties under this Agreement, and will not engage in or be employed by any other business; provided, however, that nothing herein will prohibit the Executive from (a) serving as an officer and director of McMoRan Exploration Co. ("McMoRan"), FM Services
Company or any of their affiliates or successors, (b) serving as a member of the board of directors, board of trustees or the like of any for-profit or non-profit entity that does not compete with the Company, or performing services of any type for any civic or community entity, whether or not the Executive receives compensation therefor, (c) investing his assets in such form or manner as will require no more than nominal services on the part of the Executive in the operation of the business of the entity in which such investment is made, or (d) serving in various capacities with, and attending meetings of, industry or trade groups and associations, as long as the Executive's activities permitted by clauses (a), (b), (c) and (d) above do not materially and unreasonably interfere with the ability of the Executive to perform the services and discharge the responsibilities required of him under this Agreement.
Notwithstanding clause (c) above, the Executive may not, without the approval of the Corporate Personnel Committee of the Board, beneficially own 5 percent or more of the equity interests of a business organization required to file periodic reports with the Securities and Exchange Commission under the Securities Exchange
Act of 1934 (the "Exchange Act") other than the Company or
McMoRan, and the Executive may not beneficially own more than 2 percent of the equity interests of any business organization that competes with the Company. For purposes of this paragraph, "beneficially own" has the meaning ascribed to that term in Rule
13d-3 under the Exchange Act.

                           Article II
                   Compensation and Benefits

     1. Salary. The Company will pay the Executive a salary ("Base Salary") at an annual rate per fiscal year of the Company ("Fiscal Year") of $1,250,000, which will be payable to the Executive in equal semi-monthly installments. Base Salary may be remitted to the Executive on behalf of the Company by the Company's affiliate, FM Services Company.

     2. Bonus. The Executive will be eligible to receive an annual incentive bonus (the "Bonus"), payable, if at all, only with respect to services that the Executive provides to the Company. Any Bonus will be determined, accrued and paid in accordance with the terms of the Company's Annual Incentive Plan, as amended, that covers certain individuals designated by the Corporate Personnel Committee of the Board (the "Committee"), or any incentive or bonus compensation plan that is a successor or substitute therefor. For Fiscal Years 2001 and 2002, the Executive will be eligible to receive a Bonus not greater than $1,375,000. Any Bonus awarded will be paid in cash not later than 60 days following the end of the Fiscal Year in which the Bonus has been earned; provided that, if the Company maintains a restricted stock program that allows executives to receive restricted stock units in lieu of all or part of their annual cash bonus, then the Executive may, at his sole option, elect to receive restricted stock units in lieu of all or part of his Bonus in accordance with the restricted stock program. The Executive acknowledges and agrees that this Section 2 imposes no obligation on the Company to award any bonus to the Executive.

     3. Stock Options and Long-Term Performance Units. Any and all stock options and long-term performance units will be awarded to the Executive in accordance with current and successor plans at the discretion of the Company.

     4. Vacation. The Executive will be entitled to paid vacation and holidays as provided to executives of the Company generally.

     5. Indemnification and Insurance. In accordance with the Company's Certificate of Incorporation, the Company will indemnify the Executive, to the fullest extent permitted by applicable the law, for any and all claims brought against him arising out his services to the Company and its subsidiaries. In addition, the Company will continue to maintain a directors' and officers' insurance policy covering the Executive substantially in the form of the policy in existence as of the Agreement Date to the extent such policy remains available at reasonable commercial terms.

     6. Other Benefits. The Executive will continue to be entitled to all benefits and perquisites presently provided to him or generally to the most senior executives of the Company and be eligible to participate in and receive all benefits under welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) available generally to the most senior executives of the Company.

     7. Expenses. The Executive will be entitled to receive prompt reimbursement for all reasonable business expenses (including food, transportation, entertainment and lodging) incurred from time to time on behalf of the Company in the performance of his duties, upon the presentation of such supporting invoices, documents and forms as the Company reasonably requests.

                          Article III
Termination of Status as Officer and Employee; Change of Control

     1. Death. The Executive's status as an officer and employee will terminate immediately and automatically upon the Executive's death.

     2. Disability. The Company may terminate Executive's status as an officer and employee for "Disability" as follows:

     (a) If the Executive has a disability that entitles him to receive benefits under the Company's long-term disability insurance policy in effect at the time either because he is Totally Disabled or Partially Disabled, as such terms are defined in the Company's policy in effect as of the Agreement Date or as similar terms are defined in any successor policy, then the Company may terminate Executive's status as an officer and employee effective on the first day on which the Executive receives a payment under such policy (or on the first day that he would be so eligible, if he had applied timely for such payments).

     (b) If the Company has no long-term disability plan in effect, and if (i) because of physical or mental illness the Executive is rendered incapable of satisfactorily discharging his duties and responsibilities under this Agreement for a period of 90 consecutive days and (ii) a duly qualified physician chosen by the Company and reasonably acceptable to the Executive or his legal representatives so certifies in writing, the Board will have the power to determine that the Executive has become disabled. If the Board makes such a determination, the Company will have the continuing right and option, during the period that such disability continues, and by notice given in the manner provided in this Agreement, to terminate the status of Executive as an officer and employee. Any such termination will become effective 30 days after such notice of termination is given, unless within such 30-day period, the Executive becomes capable of rendering services of the character contemplated hereby (and a physician chosen by the Company and reasonably acceptable to the Executive or his legal representatives so certifies in writing) and the Executive in fact resumes such services.

     (c) The "Disability Effective Date" will mean the date on which termination of Executive's status as an officer and employee becomes effective due to Disability.

     3. Cause. The Company may terminate the Executive's status as an officer and employee for "Cause," which is defined as follows:

     (a) The Executive's willful and continued failure to perform substantially the Executive's duties with the Company or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties;

     (b) The Executive's material breach of this Agreement after a written demand is delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has materially breached this Agreement; or

     (c) The final conviction of the Executive or an entering of a guilty plea or a plea of no contest by the Executive to a felony.

For purposes of this provision, no act or failure to act, on the part of the Executive, will be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions of a more senior officer of the Company or the advice of counsel to the Company or its affiliates will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or its affiliates. The termination of employment of the Executive will not be deemed to be for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in subparagraph (a), (b) or (c) above, and specifying the particulars of such conduct.

     4. Good Reason. The Executive may terminate his status as an officer and employee for "Good Reason," which is defined as follows:

     (a) Any failure by the Company or its affiliates to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied within 10 days after receipt by the Company of written notice thereof from the Executive; or

     (b) The assignment to the Executive of any duties inconsistent in any material respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied within 10 days after receipt by the Company of written notice thereof from the Executive.

     5. Voluntary Termination by the Company. In addition to termination for death, Disability or Cause, the Company may at any time terminate the Executive's status as an officer and employee for any reason or for no reason at all.

     6. Retirement. In addition to termination for death or Good Reason, the Executive may at any time retire and terminate his status as an officer and employee. "Retirement" (and variants thereof) for purposes of this Agreement is defined as the Executive's voluntary termination of his status as an officer and employee at any time after reaching age 54, but shall not include a termination for Good Reason.

     7. Notice of Termination; Termination Date. (a) Other than as a result of the death of Executive, any termination of Executive's status as an officer and employee shall be communicated to the other party by Notice of Termination given in accordance with Article VII, Section 3 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement on which the party relies, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated and (iii) if the Termination Date (as defined below) is other than the date of receipt of such notice, specifies the Termination Date. The Company's failure to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Disability or Cause will not negate the effect of the notice nor waive any right of the Company or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights.

     (b) "Termination Date" means, if Executive's status as an officer and employee is terminated (i) by reason of Executive's death, the date of Executive's death, (ii) by reason of Disability, the Disability Effective Date, (iii) by the Company other than by reason of death or Disability, the date of delivery of the Notice of Termination or any later date specified in the Notice of Termination, which date will not be more than 30 days after the giving of the notice, or (iv) by the Executive other than by reason of death, the date of delivery of the Notice of Termination or any later date specified in the Notice of Termination, which date will not be more than 30 days after the giving of the notice.

     8. Change of Control. Upon and following a Change of Control of the Company, as defined in the Change of Control Agreement between the Executive and the Company dated effective April 30, 2001 and any amendments thereto or any subsequent change of control agreement between the Executive and the Company (the "Change of Control Agreement"), the rights and obligations of the Executive and the Company will no longer be governed by this Agreement, but will be as provided in the Change of Control Agreement (including any rights or obligations in this Agreement that are specifically incorporated by reference therein). Upon the occurrence of a Change of Control, the term of the Agreement will end, and the provisions of this Agreement will be null and void, and of no further force and effect, except that compensation and benefit obligations accrued by the Company with respect to the Executive prior to the Change of Control and during the term of the Agreement will remain valid and enforceable, and the rights of Executive to indemnification shall remain in effect.

                           Article IV
                  Obligations upon Termination

     1. Death or Disability. If (A) the Executive's status as an officer and employee is terminated by reason of the Executive's death or (B) the Company terminates the Executive's status as an officer and employee by reason of Executive's
Disability then, subject to Article IV, Section 6 hereof:

     (a) The Company will pay the Executive or his legal representatives the sum of (i) the amount of the Executive's Base Salary earned through the Termination Date to the extent not previously paid and (ii) any compensation previously deferred by the Executive (together with any accrued interest on earnings thereon) to the extent not previously paid in accordance with the terms of the deferred compensation plans under which such compensation was deferred (the sum of the amounts described in clauses (i) and (ii) being hereinafter referred to as the "Accrued Obligations");

     (b) The Company will pay to the Executive or his legal representatives a pro rata bonus in an amount determined by calculating the bonus that the Executive would receive for the Fiscal Year in which the Termination Date occurs based upon the level of achievement of the applicable performance goals through the end of the fiscal quarter in which the Termination Date occurs, annualized as if such level of performance had continued throughout the entire Fiscal Year and then multiplying such bonus amount by the fraction obtained by dividing the number of days in the year through the Termination Date by 365 (the "Pro Rata Bonus");

     (c) All stock options granted to the Executive under the Company's stock option and stock incentive plans ("Stock Options") that are exercisable on the Termination Date and all Stock Options that would have become exercisable within one year after the Termination Date, will remain exercisable until the earlier of (i) for death, the first anniversary of the Termination Date; for Disability, the third anniversary of the Termination Date, or (ii) the expiration date specified in the Stock Option;

     (d) The Company will pay to the Executive or his legal representatives an amount equal to $900,000;

     (e) All restricted stock units granted to the Executive will vest as of the Termination Date to the extent not previously vested and will convert to the applicable common stock of the Company;

     (f) The Executive's performance units under the Company's 1995 and 1999 Long-Term Performance Incentive Plans and any successor plans (the "Long-Term Performance Incentive Plans") will be credited with the annual earnings per share or net loss per share (as defined in the plans) for the Fiscal Year in which the Termination Date occurs and all amounts credited to the Executive's performance unit account will be fully vested and will be paid out within 60 days of the end of the Fiscal Year in which the Termination Date occurs; and

     (g) The Company will pay or deliver, as appropriate, all other benefits earned by the Executive or accrued for his benefit pursuant to any employee benefit plans maintained by the Company or its subsidiaries with respect to services rendered by the Executive prior to the Termination Date.

The compensation described in paragraphs (b), (c), (e) and (f) above was intended at the time of grant to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. In order that such compensation may continue to qualify and notwithstanding any provision of any such paragraph or Article IV, Section 6, the payment of any such compensation hereunder shall be subject to, and reduced if necessary to comply with, the applicable requirements of Section 162(m), including but not limited to (i) satisfaction of all applicable performance goals for the period prior to termination of the Executive's status as an officer and employee or such shorter or longer period provided herein, (ii) certification of the satisfaction of the applicable performance goals by a committee of the Board, the members of which qualify as outside directors under Section 162(m), and (iii) the application of a discount to reflect the time value of money where the payment of the compensation is accelerated as a result of termination of the Executive's status as an officer and employee.

     2. Retirement. If the Executive terminates his status as an officer and employee by reason of Retirement, then, subject to
Article IV, Section 6 hereof:

     (a)  The Company will pay to the Executive (i) the Accrued
Obligations and (ii) the Pro Rata Bonus;

     (b) All Stock Options that are exercisable on the Termination Date and all Stock Options that would have become exercisable within one year after the Termination Date, will remain exercisable until the earlier of (i) the third anniversary of the Termination Date or (ii) the expiration date specified in the Stock Option;

     (c) The Company will pay to the Executive an amount equal to $900,000;

     (d) All restricted stock units granted to the Executive will vest as of the Termination Date to the extent not previously vested and will convert to the applicable common stock of the Company;

     (e) The Executive's performance units under the Long-Term Performance Incentive Plans will be credited with the annual earnings per share or net loss per share (as defined in the plans) for the Fiscal Year in which the Termination Date occurs and all amounts credited to the Executive's performance unit account will be fully vested and will be paid out within 60 days of the end of the Fiscal Year in which the Termination Date occurs;

     (f) For a period commencing on the Termination Date and ending on the earlier of (i) the third anniversary of the Termination Date, or (ii) the date that the Executive accepts new employment (the "Continuation Period"), the Company will at its expense maintain and administer for the continued benefit of Executive all insurance and welfare benefit plans in which Executive was entitled to participate as an employee of the Company as of the Termination Date, except medical reimbursement benefits under the Company's flex plans, provided that Executive's continued participation is possible under the general terms and provisions of such plans and all applicable laws. The coverage and benefits (including deductibles and costs) provided under any such benefit plan in accordance with this paragraph during the Continuation Period will be no less favorable to Executive than the most favorable of such coverages and benefits as of the Termination Date. If Executive's participation in any such benefit plan is barred or any such benefit plan is terminated, the Company will use commercially reasonable efforts to provide Executive with compensation or benefits substantially similar or comparable in value to those Executive would otherwise have been entitled to receive under such plans. At the end of the Continuation Period, the Executive will have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company that relates specifically to the Executive. To the maximum extent permitted by law, the Executive will be eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") at the end of the Continuation Period or earlier cessation of the Company's obligation under the foregoing provisions of this paragraph; and

     (g) The Company will pay or deliver, as appropriate, all other benefits earned by the Executive or accrued for his benefit pursuant to any employee benefit plans maintained by the Company or its subsidiaries with respect to services rendered by the Executive prior to the Termination Date.

The compensation described in paragraphs (a)(ii), (b), (d) and
(e) above was intended at the time of grant to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. In order that such compensation may continue to qualify and notwithstanding any provision of any such paragraph or Article IV, Section 6, the payment of any such compensation hereunder shall be subject to, and reduced if necessary to comply with, the applicable requirements of Section 162(m), including but not limited to (i) satisfaction of all applicable performance goals for the period prior to termination of the Executive's status as an officer and employee or such shorter or longer period provided herein, (ii) certification of the satisfaction of the applicable performance goals by a committee of the Board, the members of which qualify as outside directors under Section 162(m), and (iii) the application of a discount to reflect the time value of money where the payment of the compensation is accelerated as a result of termination of the Executive's status as an officer and employee.

     3. Cause. If the Company terminates the Executive's status as an officer and employee for Cause, the Company will pay to the Executive the Accrued Obligations. The Company will have no further obligation to the Executive other than for obligations imposed by law and obligations for any benefits earned by the Executive or accrued for his benefit pursuant to any employee benefit plans maintained by the Company or its subsidiaries with respect to services rendered by the Executive prior to the Termination Date.

     4. Termination by Executive for Good Reason or by Company for Reasons other than Death, Disability or Cause. If the Executive terminates his status as an officer and employee for Good Reason or the Company terminates the Executive's status as an officer and employee other than for death, Disability or Cause, then, subject to Article IV, Section 6 hereof:

     (a)  The Company will pay to the Executive (i) the Accrued
Obligations and (ii) the Pro Rata Bonus;

     (b) Within twenty business days of the Termination Date, the Company will pay to the Executive an amount equal to four times the sum of (i) the Executive's Base Salary in effect at the Termination Date and (ii) the lesser of (A) the highest Bonus paid to the Executive for any of the immediately preceding three Fiscal Years or (B) two times Base Salary in effect at the Termination Date;

     (c) All Stock Options will become immediately exercisable as of the Termination Date and will remain exercisable until the expiration date specified in the Stock Option;

     (d) All restricted stock units granted to the Executive will vest as of the Termination Date to the extent not previously vested and will convert to the applicable common stock of the Company;

     (e) The Executive's performance units under the Long-Term Performance Incentive Plans will be credited with the annual earnings per share or net loss per share (as defined in the plans) for the Fiscal Year in which the Termination Date occurs and all amounts credited to the Executive's performance unit account will be fully vested and will be paid out within 60 days of the end of the Fiscal Year in which the Termination Date occurs;

     (f) For the Continuation Period, the Company will at its expense maintain and administer for the continued benefit of Executive all insurance and welfare benefit plans in which Executive was entitled to participate as an employee of the Company as of the Termination Date, except medical reimbursement benefits under the Company's flex plans, provided that Executive's continued participation is possible under the general terms and provisions of such plans and all applicable laws. The coverage and benefits (including deductibles and costs) provided under any such benefit plan in accordance with this paragraph during the Continuation Period will be no less favorable to Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits as of the Termination Date; provided, however, in the event of the disability of Executive during the Continuation Period, disability benefits shall, to the maximum extent possible, not be paid for the Continuation Period but shall instead commence immediately following the end of the Continuation Period. If Executive's participation in any such benefit plan is barred or any such benefit plan is terminated, the Company will use commercially reasonable efforts to provide Executive with compensation or benefits substantially similar or comparable in value to those Executive would otherwise have been entitled to receive under such plans. At the end of the Continuation Period, the Executive will have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company that relates specifically to the Executive. To the maximum extent permitted by law, the Executive will be eligible for coverage under COBRA at the end of the Continuation Period or earlier cessation of the Company's obligation under the foregoing provisions of this paragraph; and

     (g) The Company will pay or deliver, as appropriate, all benefits earned by the Executive or accrued for his benefit pursuant to any employee benefit plans maintained by the Company or its subsidiaries with respect to services rendered by the Executive prior to the Termination Date.

The compensation described in paragraphs (a)(ii), (c), (d) and
(e) above was intended at the time of grant to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code. In order that such compensation may continue to qualify and notwithstanding any provision of any such paragraph or Article IV, Section 6, the payment of any such compensation hereunder shall be subject to, and reduced if necessary to comply with, the applicable requirements of Section 162(m), including but not limited to (i) satisfaction of all applicable performance goals for the period prior to termination of the Executive's status as an officer and employee or such shorter or longer period provided herein, (ii) certification of the satisfaction of the applicable performance goals by a committee of the Board, the members of which qualify as outside directors under Section 162(m), and (iii) the application of a discount to reflect the time value of money where the payment of the compensation is accelerated as a result of termination of the Executive's status as an officer and employee.

     5. Resignation from Boards of Directors. If Executive is a director of the Company and his employment is terminated for any reason other than death, the Executive will, if requested by the Company, immediately resign as a director of the Company and its subsidiaries. If such resignation is not received within 20 business days after the Executive actually receives written notice from the Company requesting the resignations, the Executive will forfeit any right to receive any payments pursuant to this Agreement.

     6. Most Favorable Benefits. It is the intention of the parties that the terms of this Agreement shall provide payments and benefits to the Executive that are equivalent or more beneficial to the Executive than are otherwise available to the Executive under the terms of any applicable benefit plan or related compensation agreement. To that end, the terms of this Agreement shall govern the payments and benefits to which the Executive shall be entitled upon the termination of Executive's status as an officer and employee as provided herein, except that if the terms of any applicable benefit plan or related compensation agreement provide more favorable benefits to the Executive than are provided hereunder, then the terms of such plan or agreement shall control unless such terms would cause any compensation to fail to meet the requirements of Section 162(m).

                           Article V
      Nondisclosure, Noncompetition and Proprietary Rights

     1. Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings:

     (a) "Confidential Information" means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including without limitation information relating to the Company's or its subsidiaries' products and services, business plans, business acquisitions, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants' reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

     (b) "Mining Business" means the exploration, mining, production, marketing and sale of metals and ore containing metals.

     2. Nondisclosure of Confidential Information. Executive will hold in a fiduciary capacity for the benefit of the Company all Confidential Information obtained by Executive during Executive's employment (whether prior to or after the Agreement
Date) and will use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company. For a period of five years after the Termination Date, Executive agrees (a) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any Confidential Information, Executive will give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

     3. Limited Covenant Not to Compete. For a period of two years after the Termination Date, Executive agrees that, with respect to each State of the United States or other jurisdiction, or specified portions thereof, in which the Executive regularly
(a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries, and in which the Company or any of its subsidiaries engages in Mining Business as of the Termination Date, including without limitation the Parish of Orleans, Louisiana, and the countries of Indonesia and Spain (collectively, the "Subject Areas"), Executive will restrict his activities within the Subject Areas as follows:

     (a) Executive will not, directly or indirectly, for himself or others, own, manage, operate, control, be employed in an executive, managerial or supervisory capacity by, consult with, assist or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Mining
Business within any of the Subject Areas; provided, however, that nothing contained herein will prohibit Executive from making passive investments as long as Executive does not beneficially own more than 2 percent of the equity interests of a business enterprise engaged in the Mining Business within any of the Subject Areas.
For purposes of this paragraph, "beneficially own" will have the same meaning ascribed to that term in Rule 13d-3 under the Exchange Act;
     (b) Executive will not call upon any customer of the Company or its subsidiaries for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries;

     (c) Executive will not solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its subsidiaries, or who on the Termination Date is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce or limit the extent of such relationship with the Company or its subsidiaries;

     (d) Without the consent of the Company, Executive will not make contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee's relationship with the Company or its subsidiaries; and

     (e) Without the consent of the Company, Executive further agrees that, for a period of one year from and after the Termination Date, Executive will not hire any employee of the Company or its subsidiaries as an employee or independent contractor, whether or not such engagement is solicited by Executive.

     4. Injunctive Relief; Other Remedies. Executive acknowledges that a breach by Executive of Section 2 or 3 of this
Article V would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of Section 2 or 3 of this Article V, the Company will be entitled to injunctive relief restraining Executive from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, will be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Executive, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys' fees, incurred by the Company as a result of any such breach or threatened breach. In addition to the exercise of the foregoing remedies, the Company will have the right upon the occurrence of any such breach to offset the damages of such breach as determined by the Company, against any unpaid salary, bonus, commissions or reimbursements otherwise owed to Executive. In particular, Executive acknowledges that the payments provided under Article IV are conditioned upon Executive fulfilling any noncompetition and nondisclosure agreements contained in this Article V. If Executive at any time materially breaches any noncompetition or nondisclosure agreements contained in this Article V, then the Company may offset the damages of such breach, as determined solely by the Company, against payments otherwise due to Executive under Article IV or, at the Company's option, suspend payments otherwise due to Executive under Article IV during the period of such breach. Executive acknowledges that any such offset or suspension of payments would be an exercise of the Company's right to offset or suspend its performance hereunder upon Executive's breach of this Agreement; such offset or suspension of payments would not constitute, and shall not be characterized as, the imposition of liquidated damages.

     5. Requests for Waiver in Cases of Undue Hardship. If the Executive should find that any of the limitations in this Article V impose a severe hardship on his ability to secure other employment, then the Executive may ask the Company to waive the specified limitations before accepting employment that otherwise would be a breach of Executive's obligations under this Agreement. Such request must be in writing and set forth the name and address of the organization with which employment or another prohibited relationship is sought and the position, duties or other activities that Executive seeks to perform, and the location of performance. The Company will consider the request and, in its sole discretion, decide whether and on what conditions to grant such waiver.

     6. Governing Law of this Article V; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Article V or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, will be governed by and interpreted in accordance with the laws of the State of the United States or other jurisdiction in which the alleged prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Executive each hereby consent to the jurisdiction of the state and federal courts sitting in the relevant State (or, in the case of any jurisdiction outside the United States, the relevant courts of such jurisdiction) for resolution of such dispute, and agree that service of process may be made upon him or it in any legal proceeding relating to this Article V by any means allowed under the laws of such jurisdiction.

     7. Executive's Understanding of this Article. Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this
Article V. Executive acknowledges that the geographic scope and duration of the covenants contained in Article V are the result of arm's-length bargaining and are fair and reasonable in light of (a) the importance of the functions performed by Executive and the length of time it would take the Company to find and train a suitable replacement, (b) the nature and wide geographic scope of the operations of the Company and its subsidiaries, (c) Executive's level of control over and contact with the business and operations of the Company and its subsidiaries in various jurisdictions where same are conducted and (d) the fact that all facets of the Mining Business are conducted by the Company and its subsidiaries throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Article V invalid or unenforceable.

                           Article VI
                      Binding Arbitration

     1. Binding Agreement to Arbitrate. Any claim or controversy arising out of any provision of this Agreement (other than Article V hereof), or the breach or alleged breach of any such provision, will be settled by binding arbitration administered by the American Arbitration Association (the "AAA") under its National Rules for the Resolution of Employment Disputes as in effect at the time of the claim or controversy (the "Rules"), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     2. Selection and Qualifications of Arbitrators. If no party to the arbitration makes a claim in excess of $1.0 million, exclusive of interest and attorneys' fees, the proceedings will be conducted before a single neutral arbitrator selected in accordance with the Rules. If any party makes a claim that exceeds $1.0 million, the proceedings will be conducted before a panel of three neutral arbitrators selected in accordance with the Rules.

     3. Location of Proceedings. The place of arbitration will be in New Orleans, Louisiana.

     4. Remedies. Any award in an arbitration initiated under this Article VI will be limited to actual monetary damages, including if determined appropriate by the arbitrator(s) an award of costs and fees to the prevailing party. "Costs and fees" mean all reasonable pre-award expenses of the arbitration, including arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses such as copying, telephone, witness fees and attorneys' fees. The arbitrator(s) will have no authority to award consequential, punitive or other damages not measured by the prevailing party's actual damages, except as may be required by statute.

     5. Opinion. The award of the arbitrators will be in writing, will be signed by a majority of the arbitrators, and will include findings of fact and a statement of the reasons for the disposition of any claim.

                          Article VII
                         Miscellaneous

     1. Term. The term of this Agreement will commence on the Agreement Date and will continue through April 30, 2005; provided, however, that commencing on April 30, 2005, and each April 30 thereafter, the term of this Agreement will automatically be extended for one additional year unless not later than August 1 of the immediately preceding year, the Corporate Personnel Committee has given written notice to the Executive that it does not wish to extend this Agreement.

     2.   Binding Effect.

     (a) This Agreement will be binding upon and inure to the benefit of the Company and any of its successors or assigns.
     (b) This Agreement is personal to the Executive and will not be assignable by the Executive without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

     (c) Other than for a Change of Control (in which case this Agreement will be superseded by the Change of Control Agreement), the Company will require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets of the Company
(i) to assume unconditionally and expressly this Agreement and
(ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Executive. In the event of any such assignment or succession, the term "Company" as used in this Agreement will refer also to such successor or assign.

     3. Notices. All notices hereunder must be in writing and unless otherwise specifically provided herein, will be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) telecopy transmission with confirmation of receipt. All such notices must be addressed as follows:

     If to the Company, to:

     Freeport-McMoRan Copper & Gold Inc.
     1615 Poydras Street
     New Orleans, Louisiana  70112
     Attention:  Chairman of Corporate Personnel Committee

     If to the Executive, to:

     Richard C. Adkerson
     1217 Burgundy Street
     New Orleans, Louisiana  70116

or such other address as to which any party hereto may have notified the other in writing.

     4    Governing Law.  This Agreement will be construed and
enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflict of laws, except as expressly provided in Article V above with respect to the resolution of disputes arising under, or the Company's enforcement of, Article V of this Agreement.

     5    Withholding.  The Executive agrees that the Company has
the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

     6    Severability.  If any term or provision of this
Agreement or the application thereof to any person or circumstance, will at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Executive and the Company intend for any court construing this Agreement to modify or limit such provision temporally, spatially or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation will be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, will not be affected thereby and each term and provision of this Agreement will be valid and enforced to the fullest extent permitted by law.

     6. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach thereof.

     7. Remedies Not Exclusive. Except as provided in Article VI hereof, no remedy specified herein will be deemed to be such party's exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties will have all other rights and remedies provided to them by applicable law, rule or regulation.

     8. Legal Fees. The Company agrees to pay all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others with respect to the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount or timing of any payment pursuant to this Agreement), provided that the Executive prevails on any material claim.

     9. Company's Reservation of Rights. The Executive acknowledges and understands that he serves at the pleasure of the Board and that the Company has the right at any time to terminate or change the Executive's status as an officer and employee of the Company, subject to the rights of the Executive to claim the benefits conferred by this Agreement.

     10.  JURY TRIAL WAIVER.  THE PARTIES HEREBY WAIVE TRIAL BY
JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES
INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING
OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

     11. Survival. The rights and obligations of the Company and Executive contained in Article V of this Agreement will survive the termination of the Agreement. Following the Termination Date, each party will have the right to enforce all rights, and will be bound by all obligations, of such party that are continuing rights and obligations under this Agreement.

     12.  Prior Employment Agreement.  Effective as of the
Agreement Date, this Agreement supersedes any prior employment agreement between the Executive and the Company.

     13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the Agreement Date.

                              Freeport-McMoRan Copper & Gold Inc.



                              By:
                                   H. Devon Graham, Jr.
                                   Director and Chairman of the
                                   Corporate Personnel Committee
of the
                                   Board of Directors


                              Executive




                              Richard C. Adkerson

















        Signature Page of Executive Employment Agreement
          between Freeport-McMoRan Copper & Gold Inc.
                    and Richard C. Adkerson